Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

MACON BANCORP MEMBERS APPROVE

PLAN OF CONVERSION

ENTEGRA FINANCIAL CORP. ANNOUNCES

RESULTS OF ITS STOCK OFFERING

Franklin, North Carolina, September 24, 2014 — Entegra Financial Corp. (the “Company”), the proposed holding company for Macon Bank, announced today that the members of Macon Bancorp have approved the plan of conversion pursuant to which Macon Bancorp will convert to the stock holding company form of organization and the Company will sell shares of its common stock.

The Company also announced that it expects to sell 6,546,375 shares of common stock at $10.00 per share, for gross offering proceeds of $65.5 million in the offering. The offering was oversubscribed in the first category of the subscription offering by eligible account holders as of December 31, 2012. Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and as set forth in Macon Bancorp’s plan of conversion. Neither supplemental eligible account holders as of March 31, 2014, nor any other members as of July 29, 2014 will have their orders filled.

Due to the level of oversubscription, it is expected that many eligible account holders will be allocated fewer shares than they subscribed for in the offering. If you are a first category subscriber and would like to confirm your allocation, allocation information will be available by contacting the stock information center at (855) 456-6677. The stock information center will be open for this purpose from 10:00 a.m. until 4:00 p.m., Eastern time, beginning September 29, 2014 and through October 1, 2014.

Subject to the satisfaction of customary closing conditions, the conversion and the offering are expected to close on or about September 30, 2014, at which time Macon Bancorp, the North Carolina chartered mutual holding company of Macon Bank, will cease to exist, and the Company will become the public stock holding company of Macon Bank. The shares of common stock sold in the offering are expected to begin trading on the NASDAQ Global Market on or about October 1, 2014 under the trading symbol “ENFC.” Statements reflecting the shares purchased in the subscription offering and refund checks for any subscribers not receiving all shares ordered are expected to be mailed on or about October 1, 2014.

Roger D. Plemens, President and Chief Executive Officer of Entegra Financial Corp., Macon Bancorp, and Macon Bank said: “We would like to express our gratitude to our customers and the communities we serve for their continued loyalty and support in achieving a very successful offering. We would also like to recognize our dedicated employees, as we all share in this success and look forward to our continued efforts in growing our banking franchise.”

Sandler O’Neill & Partners, L.P. acted as selling agent in the subscription offering, and is serving as financial advisor to the Company in connection with the conversion. Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. is serving as legal counsel to the Company and Macon Bancorp. Kilpatrick Townsend & Stockton LLP is serving as legal counsel to Sandler O’Neill & Partners, L.P.

Following the completion of the conversion and the offering, Entegra Financial Corp. will be a bank holding company and the parent company of Macon Bank. Macon Bank is a North Carolina-chartered stock savings bank headquartered in Franklin, North Carolina. Macon Bank operates a total of 11 branches located throughout the western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania. At June 30, 2014, Macon Bancorp had total assets of $820.3 million, gross loans of $534.9 million, total deposits of $712.6 million and total equity of $39.4 million.

Disclosures About Forward Looking Statements

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company, Macon Bancorp, and Macon Bank are engaged.

A registration statement relating to the offering has been filed with the Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.

The shares of common stock of Entegra Financial Corp. are not deposits or savings accounts, may lose value and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.